Exhibit 99.1

Mirna Therapeutics Announces Closing of Initial Public Offering and

Concurrent Private Placement with CPRIT

AUSTIN, Texas — October 6, 2015 — Mirna Therapeutics, Inc. (Nasdaq: MIRN), a clinical-stage biopharmaceutical company developing a broad pipeline of microRNA-based oncology therapeutics, today announced the closing of its initial public offering (IPO) of 6,250,000 shares of common stock at a public offering price of $7.00 per share. The gross proceeds from the IPO were approximately $43.8 million, before deducting underwriting discounts and commissions and estimated offering expenses. Mirna also announced the closing on October 5, 2015 of its concurrent private placement of 2,395,010 shares of common stock at a price of $7.00 per share with the Cancer Prevention and Research Institute of Texas, or CPRIT, for estimated gross proceeds of an additional approximately $16.8 million.

Citigroup and Leerink Partners acted as joint book-running managers for the offering. Oppenheimer & Co. and Cantor Fitzgerald & Co. were co-managers.

A registration statement relating to the securities sold in the IPO was declared effective by the U.S. Securities and Exchange Commission on September 30, 2015. The offering was made only by means of a prospectus forming part of the effective registration statement. A copy of the final prospectus relating to the securities sold in the IPO was filed with the SEC and may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus@citi.com or by phone at (800) 831-9146 or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by email at syndicate@leerink.com or by phone at (800) 808-7525.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mirna Therapeutics, Inc.

Mirna is a clinical-stage biopharmaceutical company developing a broad pipeline of microRNA-based oncology therapeutics and is the first to establish clinical proof-of-concept for a microRNA replacement therapy for cancer. Mirna’s lead product candidate, MRX34, a mimic of naturally occurring microRNA-34 (miR-34), is currently being studied in a Phase 1 clinical trial in patients with primary liver cancer, advanced solid tumors and hematological malignancies. miR-34 is one of the most widely published microRNAs and is considered a key regulator of multiple oncogenes across key oncogenic pathways, with the capacity to regulate more than 30 different oncogenes and repress the immune checkpoint signaling molecule PD-L1. The potential capacity to simultaneously affect multiple pathways and processes that are critical to cancer cell viability may make mimics of tumor suppressor microRNAs potent anti-cancer agents and less susceptible to drug resistance. Mirna plans to develop MRX34 as a monotherapy and in combination with other therapeutic modalities, such as targeted therapies and immuno-oncology agents. The company was founded in 2007 and is located in Austin, Texas.

For more information, visit www.mirnarx.com.

Contacts:

Investors
The Trout Group
Josh Barer, 646-378-2948
jbarer@troutgroup.com

Media
BMC Communications
Amy Bonanno, 646-513-3117
abonanno@bmccommunications.com